Exhibit 99.1

For immediate release

Investor contact: Jennifer Martin, Director of Investor Relations, 303-312-8155

Bill Barrett Corporation Announces Publication of Record of Decision

for West Tavaputs EIS

DENVER – July 29, 2010 – Bill Barrett Corporation (NYSE: BBG) announced today that the Bureau of Land Management (BLM) has pre-posted for inspection the Notice of Availability of the Record of Decision on the Environmental Impact Statement that authorizes full-field development of West Tavaputs. This area is a key development asset holding 324 billion cubic feet equivalent (Bcfe) proved and 1.3 trillion cubic feet equivalent (Tcfe) of proved, probable and possible natural gas reserves located on more than 40,000 acres in the Uinta Basin, Utah.

Chairman, Chief Executive Officer and President Fred Barrett comments, “This is the culmination of five years of work and substantial effort from our Bill Barrett team, and the parties representing the BLM and archeological, wildlife and wilderness interests who have together agreed on responsibly developing natural gas on the West Tavaputs plateaus. We have enjoyed a very successful working relationship with all of the parties involved and believe we have set a collaborative and positive precedent for the future. This is an important asset in our portfolio, and we are very excited to proceed with our program.”

The Federal Register posting of the decision initiates a 30-day period during which appeals can be filed. The timing for issuance of drilling permits depends on the nature and disposition of any appeals. After this time, drilling permits may be issued to the Company. Upon receiving the drilling permits, the Company intends to initiate its year-round, multi-year development drilling program. The Company will provide further details on its West Tavaputs program following the 30-day period and after timing of permitting and planned activities is determined.

About Bill Barrett Corporation

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.